Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of XWELL, Inc. on Form S-8 of our report dated March 31, 2022 with respect to our audits of the consolidated financial statements of XWELL, Inc. (formerly XpresSpa Group, Inc.) as of December 31, 2021 and 2020 and for the years then ended appearing in the Annual Report on Form 10-K of XpresSpa Group, Inc. for the year ended December 31, 2021.

/s/ Friedman llp

Friedman llp

East Hanover, NJ

October 25, 2022